HealthEquity reports HSA Member metrics and information regarding a Q4 FY15 non-cash charge
Highlights of the HSA Member metrics include:

•	HSA Members grew to 1.4 million, a 47% increase from FY14.

•	Total AUM grew to $2.4 billion, a 45% increase from FY14.

Draper, Utah – February 5, 2015 – HealthEquity, Inc. (NASDAQ: HQY), one of the largest HSA non-bank custodians, today announced HSA Member metrics as of its fiscal year end January 31, 2015, and a Q4 FY15 non-cash charge.
“In fiscal year 2015, our HSA membership base showed continued growth, increasing 47% year over year. At the same time, our assets under management grew 45%. This strong growth in both HSA Members and in assets under management demonstrates that employers are embracing the HSA model, as well as funding accounts, and that our Members are realizing value from their HSAs and building health savings. These metrics are the cornerstone of our future success and we believe that we are well positioned to maintain our leadership role in the HSA industry,” said Jon Kessler, CEO of HealthEquity.
HSA Member metrics (unaudited)
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of January 31, 2015 was 1.4 million, an increase of 47%, from 968,000 as of January 31, 2014.
Total assets under management ("AUM") as of January 31, 2015 was $2.4 billion, an increase of 45% year over year, comprised of:

•	Cash AUM of $2.1 billion, an increase of 44% compared to the same period last year; and

•	Investment AUM of $286.5 million, an increase of 57% compared to the same period last year.
Investment AUM was 12% of total AUM as of January 31, 2015 compared to 11% as of January 31, 2014.
Q4 FY15 non-cash charge (unaudited)
During the year ended January 31, 2015, we granted 1.5 million performance-based stock options to certain key employees under the 2014 Incentive Plan, which vest upon the achievement of various performance criteria through fiscal year 2019. Given the fiscal year 2015 HSA and AUM growth, we now believe it is probable that we will achieve the performance criteria related to the performance-based stock options. The total estimated fair market value, net of estimated forfeitures, of the performance-based stock options granted during the fiscal year is approximately $7.9 million, all of which is expected to be recognized under the graded-vesting attribution method in accordance with ASC 718.
Generally accepted accounting principles requires the recognition of stock compensation expense over the requisite service period when it is probable that the performance condition will be achieved. Each reporting period, we evaluate the probability achieving the performance criteria and of the number of shares that are expected to vest, compensation expense is then adjusted to reflect the number of shares expected to vest. Accordingly, the expense recognized is an estimate that may change over time as key assumptions are updated.
For the three months ended January 31, 2015, we expect to record a non-cash expense of approximately $1.2 million, related to performance-based stock options.
The non-cash charge will have no impact on Adjusted EBITDA. To be consistent with the FY15 Pro forma non-GAAP EPS outlook previously disclosed in our FY15 Q3 Earnings Release, the non-cash compensation expense associated with the performance-based stock options will be excluded from the calculation of our FY15 Pro forma non-GAAP EPS.

Non-GAAP financial information
To supplement our consolidated financial statements presented on a GAAP basis, we disclose Adjusted EBITDA and Pro Forma non-GAAP EPS, which are non-GAAP financial measures. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization and other certain non-cash statement of operations items. We define Pro Forma non-GAAP EPS as net income per diluted share, calculated on a pro forma basis to give effect for non-cash compensation expense associated to performance-based stock options and for the conversion of all of our outstanding convertible preferred stock and redeemable convertible preferred stock into common stock, which occurred on August 4, 2014 in connection with our IPO, as if such conversion occurred at the beginning of the fiscal year. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the company. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the company’s filings with the Securities and Exchange Commission, including, without limitation, the final prospectus for the company’s initial public offering filed on August 1, 2014 and most recent Quarterly Report on Form 10-Q and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

HSA Members (unaudited)

	January 31, 2015	January 31, 2014	January 31, 2013	% Change from prior year
HSA Members	1,426,785	967,710	677,251	47%	43%
Average HSA Members - Year-to-date	1,087,962	747,182	532,053	46%	40%
Average HSA Members - Quarter-to-date	1,230,256	837,666	592,376	47%	41%
Assets under management (unaudited)

(in thousands, except percentages)	January 31, 2015	January 31, 2014	January 31, 2013	% Change from prior year
Cash AUM	$2,075,741	$1,442,336	$1,060,696	44%	36%
Investment AUM	286,526	182,614	103,335	57%	77%
Total AUM	$2,362,267	$1,624,950	$1,164,031	45%	40%
Average daily cash AUM - Year-to-date	$1,553,845	$1,137,825	$829,427	37%	37%
Average daily cash AUM - Quarter-to-date	$1,698,402	$1,223,589	$894,456	39%	37%